Exhibit 99.1

Magnetek Announces Fiscal 2009 First Quarter Results

  Net sales for Q1 FY 2009 increased 16% and earnings from continuing operations were up 67% from Q1 of FY 2008.
  Q1 FY 2009 gross margin increased to 35.8% of sales from 30.1% of sales in Q1 of FY 2008.
  Balance sheet remains debt-free with $16 million in cash as of September 28, 2008.
  Markets remain healthy as book-to-bill ratio reaches 118% for Q1 FY 2009.

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--October 29, 2008--Magnetek, Inc. (“Magnetek” or “the Company”) (NYSE: MAG) today reported the results of its fiscal 2009 first quarter ended September 28, 2008.

First Quarter Results

In its fiscal 2009 first quarter Magnetek recorded revenue of $26.4 million, a 16% increase over the first quarter of fiscal 2008 and a 3% sequential decline from the fourth quarter of fiscal 2008. The increase in sales from the prior year quarter reflects increased demand for mining products, healthy year over year sales growth of elevator products and continued strength in the Company’s material handling product line, its largest business. The first quarter fiscal 2009 sales figure does not include any revenue from shipments of E-Force wind power inverters. While production of the final 17 E-Force wind inverters under the Company’s initial order was completed during the quarter, the Company agreed to a request from its customer to delay shipment of these units until the second quarter of fiscal 2009. Revenue of approximately $2 million will be recorded upon shipment of the inverters.

“With the exception of alternative energy, all of our major product lines experienced year over year sales growth, due in part to continued strength in our served markets, but also due to targeted sales efforts in new markets and the continuing acceptance of new products such as AC drives for mining applications and our Quattro elevator drive,” said David Reiland, Magnetek’s chief executive officer.

Gross profit amounted to $9.4 million (36% of sales) in the first quarter of fiscal 2009 versus $6.9 million (30% of sales) in the same period a year ago and $8.8 million (32% of sales) in the fourth quarter of fiscal 2008. Higher sales volume across most product lines and improved sales mix in material handling and elevator products were primarily responsible for the increase in gross margin over the prior year first quarter.

Operating expenses, consisting of research and development (R&D) and selling, general and administrative (SG&A) costs, increased $1.7 million to $7.4 million in the first quarter of fiscal 2009 from the prior-year period. This increase resulted primarily from higher pension expense of $0.8 million, higher volume-related selling expenses and increased marketing expenses, as well as increased variable compensation expense.

Income from operations in the first quarter of fiscal 2009 was $2.0 million, up from the prior year first quarter income from operations of $1.1 million. Net income from continuing operations in the first quarter of fiscal 2009 amounted to $1.7 million or $.06 per share versus income from continuing operations of $1.0 million or $.03 per share in the same period last year.

Magnetek also reported a loss of $0.9 million or $.03 per share related to discontinued operations in the first quarter of fiscal 2009, including a loss of $0.5 million related to the divestiture of the Company’s telecom power business, completed in the first quarter.

Including results of discontinued operations, the Company recorded net income of $0.9 million or $.03 per share in the first quarter of fiscal 2009 versus net income of $0.5 million or $.02 per share in the first quarter of fiscal 2008.

Cash balances increased by $0.7 million during the first quarter of fiscal 2009 including the impact of a $2.8 million contribution to the Company’s defined benefit pension plan in the first quarter, wholly funded by cash generated from operations. Cash balances at September 28, 2008 were $16.2 million.

Operations and Outlook

Total bookings for the first quarter were $31.1 million, resulting in a book-to-bill ratio for the quarter of 118%. Material handling orders continued to show strength during the quarter, and at $23.1 million, exceeded first quarter material handling sales by nearly $4.7 million. Total company order backlog was $21.6 million at September 28, 2008, an increase over the prior year backlog of $19.1 million despite a year-over-year reduction of $6 million in the Company’s energy systems’ backlog. “We continue to monitor industrial activity and are mindful of the impact a downturn could have on our business” said Peter McCormick, Magnetek’s chief operating officer. “However, based on first quarter quotation activity and booking rates, we have not yet seen any effect of a cyclical slowdown. Given our recent book-to-bill ratio and strong backlog coming into the second quarter, we continue to remain cautiously optimistic about our prospects for the remainder of fiscal 2009.” As previously announced Mr. McCormick will succeed Mr. Reiland as chief executive officer effective October 31, 2008.

Historically the Company’s second fiscal quarter has been seasonally stronger from a sales standpoint, particularly in material handling. In addition, the Company expects to ship the remaining units under its initial wind inverter order in the second fiscal quarter. As a result, the Company expects sales for the second quarter of fiscal 2009 to reflect a double-digit increase over both the recently completed first quarter of fiscal 2009 and over prior year second quarter sales of $25.4 million. Gross margins in the second quarter of fiscal 2009 are expected to exceed the Company’s 30% target but may decline from the first quarter of fiscal 2009, as the sales mix in the second quarter is not projected to be as favorable as in the first fiscal quarter.

Operating expenses in the second quarter of fiscal 2009 are expected to increase by about $3 million from the second quarter of fiscal 2008 and by about $1 million sequentially, due mainly to higher non-cash pension expense, increased sales and marketing expenses, partially due to volume-related selling expenses, and non-recurring separation charges from the recently announced organizational change. Pension expense is expected to increase approximately $0.8 million in the second quarter of fiscal 2009 from the same period a year ago. The increase is due mainly to lower pension plan asset values resulting from lower than expected returns on assets. Due to the expected increase in operating expenses, the Company expects second quarter fiscal 2009 income from operations to be lower than income from operations in the same period last year. Prior year second quarter income from operations (excluding the results of the Company’s divested telecom power business) was $1.8 million.

Company Webcast

This morning, at 11:00 a.m. Eastern daylight time, Magnetek management will host a conference call to discuss Magnetek’s fiscal 2009 first quarter results. The conference call will be carried live and a replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for ninety days. A replay of the call also will be available through Wednesday, November 5, 2008 by phoning 617-801-6888 (pass code 91781526).

Magnetek, Inc. (NYSE: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa., Canonsburg, Pa. and Mississauga, Ontario, Canada as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its first quarter and fiscal year 2009. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

Magnetek, Inc. Consolidated Results of Operations (in thousands except per share data)

	Three months ended
	(Unaudited)
	September 28,	September 30,
Results of Operations:	2008	2007
Net sales	$26,351	$22,799
Cost of sales	16,906	15,946
Gross profit	9,445	6,853
Research and development	870	780
Selling, general and administrative	6,544	4,937
Income from operations	2,031	1,136
Interest income	(67)	(356)
Interest expense	-	144
Income from continuing operations
before provision for income taxes	2,098	1,348
Provision for income taxes	362	304
Income from continuing operations	1,736	1,044
Loss from discontinued operations, net of taxes	(855)	(545)
Net income	$881	$499

Per common share - basic and diluted:
Income from continuing operations	$0.06	$0.03
Loss from discontinued operations	$(0.03)	$(0.02)
Net income	$0.03	$0.02

Weighted average shares outstanding:
Basic	30,637	30,144
Diluted	30,873	30,404

	Three months ended
	(Unaudited)
	September 28,	September 30,
Other Data:	2008	2007
Depreciation expense	$282	$309
Amortization expense (included in interest expense)	-	107
Capital expenditures	323	385

	September 28,
	2008	June 29,
Balance Sheet Data:	(Unaudited)	2008
Working capital (excluding current portion of LTD)	$32,083	$31,865
Total assets	91,898	91,547
Total long-term debt (including current portion)	27	21
Common stockholders' equity	32,025	29,801

Magnetek, Inc. Consolidated Balance Sheet (in thousands)

	September 28,
	2008	June 29,
	(Unaudited)	2008
Cash	15,936	15,210
Restricted cash	261	256
Accounts receivable	16,973	18,600
Inventories	14,769	12,525
Prepaid and other current assets	3,184	2,133
Assets held for sale	-	1,288
Total current assets	51,123	50,012

Property, plant & equipment, net	3,950	4,093
Goodwill	30,446	30,464
Other assets	6,379	6,978
Total assets	$91,898	$91,547

Accounts payable	$10,309	$10,407
Accrued liabilities	8,731	7,740
Current portion of long-term debt	9	9
Total current liabilities	19,049	18,156

Pension benefit obligations, net	34,649	37,638
Long-term debt, net of current portion	18	12
Other long-term obligations	1,939	1,947
Deferred income taxes	4,218	3,993

Common stock	306	306
Paid in capital in excess of par value	137,172	136,864
Accumulated deficit	(3,923)	(4,804)
Accumulated other comprehensive loss	(101,530)	(102,565)
Total stockholders' equity	32,025	29,801

Total liabilities and equity	$91,898	$91,547

CONTACT:
Magnetek, Inc.
Marty Schwenner
Vice President, Chief Financial Officer
262-703-4282
mschwenner@magnetek.com